NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                January 17, 2005
                                                             IPIX Media Contact:
                                                                  Christine Keck
                                                                  (703) 287-7811
                                                            ckeck@sheahedges.com


        Chief Financial Officer Paul Farmer Resigns from IPIX Corporation

VIENNA, Va., January 17, 2005 - IPIX Corporation today announced that Paul Farmer, the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the company has submitted a letter of resignation to the company. Mr. Farmer stated that he does not plan to relocate to IPIX's new principal corporate office in Virginia. His resignation has been accepted by the company, and will be effective January 21, 2005. IPIX has commenced a search for a replacement for Mr. Farmer and expects to appoint a successor as soon as practicable. Kara Brand, IPIX's Controller, will serve as interim Chief Financial Officer, Secretary and Treasurer of the company.

IPIX recently announced the relocation of IPIX corporate headquarters from San Ramon, California to the company's new offices in Vienna, Virginia, a suburb of Washington, D.C. and a hub for the commercial and government security industry.

About IPIX Corporation
IPIX Corporation is a premium supplier of visual intelligence technologies for critical government and commercial security applications. IPIX patented 360-degree surveillance technology provides complete and continuous situational awareness, allowing users to see an entire 360-degree field of view simultaneously with no moving camera parts. Users can navigate within a still, live or recorded scene in all directions using digital pan-tilt-zoom. www.ipix.com